Exhibit 99.1
February 3, 2021
Echo Global Logistics Reports Record Fourth Quarter 2020 Revenue
CHICAGO, February 3, 2021 /PRNewswire/ -- Echo Global Logistics, Inc. (NASDAQ: ECHO), a leading provider of technology-enabled transportation management services, today reported financial results for the quarter and full year ended December 31, 2020.
"I'm incredibly proud of the results we posted in 2020. From quickly adjusting to working remotely in the first part of the year to then executing in an extremely competitive freight market with constrained capacity, Echo demonstrated why it is one of the top players in the industry," said Doug Waggoner, Chairman of the Board of Directors and Chief Executive Officer at Echo. "As we enter 2021 against the backdrop of continued strong demand and limited supply, we look to continue to invest in the technology and people that were the foundation for our success in 2020."
Fourth Quarter 2020 Highlights
•Revenue increased 41.9% to $754.3 million from the fourth quarter of 2019
•Gross profit increased 29.8% to $110.4 million from the fourth quarter of 2019
•Adjusted gross profit(1) (formerly "net revenue") increased 28.0% to $114.8 million from the fourth quarter of 2019
•Truckload ("TL") revenue increased 56.0% to $549.4 million from the fourth quarter of 2019, and TL volume increased 19.6% from the fourth quarter of 2019
•Less than truckload ("LTL") revenue increased 16.0% to $184.4 million from the fourth quarter of 2019, and LTL volume increased 12.8% from the fourth quarter of 2019
•Transactional revenue increased 40.5% to $577.7 million and Managed Transportation revenue increased 46.6% to $176.6 million from the fourth quarter of 2019
•Net income increased by 664.2% to $11.0 million, compared to $1.4 million in the fourth quarter of 2019
•Fully diluted EPS increased to $0.41 in the fourth quarter of 2020; non-GAAP fully diluted EPS(2) increased to $0.56 in the fourth quarter of 2020
•Adjusted EBITDA(2) increased by 55.5 % to $27.3 million, compared to $17.5 million in the fourth quarter of 2019
Full Year 2020 Highlights
•Revenue increased 14.9% to $2.5 billion from 2019
•Gross profit increased 1.6% to $374.1 million from 2019
•Adjusted gross profit(1) increased 1.9% to $393.2 million from 2019
•TL revenue increased 22.3% to $1.8 billion from 2019, and TL volume increased 11.7% from 2019
•Transactional revenue increased 14.9% to $1.9 billion and Managed Transportation revenue increased 14.9% to $574.8 million from 2019
•Net income increased by 6.7 % to $15.8 million, compared to $14.8 million in 2019
•Fully diluted EPS increased to $0.60 in 2020; non-GAAP fully diluted EPS(2) decreased to $1.33 in 2020
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(1) Adjusted gross profit (formerly "net revenue") is a non-GAAP financial measure calculated as revenue less transportation costs. For a reconciliation of this non-GAAP financial measure to the nearest comparable GAAP financial measure, see the "Reconciliation of Non-GAAP Financial Measures" section of this Press Release.
(2) Represents a non-GAAP financial measure. For the definition and a discussion of each non-GAAP financial measure contained in this release, see "Non-GAAP Financial Measures." For a reconciliation of each non-GAAP financial measure to the nearest comparable GAAP financial measure, see the "Reconciliation of Non-GAAP Financial Measures" section of this Press Release.

Exhibit 99.1
Summarized financial results and select operating metrics follow:

	Three Months Ended December 31,			Year Ended December 31,
	2020	2019	% change	2020	2019	% change
Dollars in millions, except per share data	(unaudited)			(unaudited)
Transactional revenue	$577.7	$411.2	40.5%	$1,936.7	$1,684.9	14.9%
Managed Transportation revenue	176.6	120.5	46.6%	574.8	500.1	14.9%
Revenue	754.3	531.7	41.9%	2,511.5	2,185.0	14.9%

Transportation costs (excludes internal use software depreciation)(1)	639.5	442.0	44.7%	2,118.3	1,798.9	17.8%

Commission expense	34.6	26.8	29.0%	118.2	117.0	1.1%
Change in contingent consideration	(0.1)	0.5	(124.1)%	(0.4)	1.1	(142.6)%
Stock compensation expense	2.1	2.4	(11.9)%	11.4	10.2	11.5%
Other selling, general and administrative	52.9	45.3	16.8%	196.1	184.9	6.0%
Selling, general and administrative expense	89.5	75.1	19.3%	325.2	313.1	3.9%

Depreciation	6.6	6.7	(2.7)%	27.5	26.6	3.5%
Amortization	2.7	2.8	(3.8)%	11.0	11.8	(7.0)%
Depreciation and amortization	9.2	9.5	(3.1)%	38.5	38.4	0.3%

Income from operations	16.0	5.1	215.6%	29.5	34.5	(14.5)%

Cash interest expense	0.8	1.3	(37.7)%	4.3	5.3	(19.2)%
Non-cash interest expense	—	1.6	(100.0)%	1.7	7.3	(76.7)%
Interest expense, net	0.8	2.8	(72.3)%	6.0	12.6	(52.6)%
Income before provision for income taxes	15.2	2.2	584.1%	23.5	21.9	7.5%
Income tax expense	(4.2)	(0.8)	437.5%	(7.7)	(7.0)	9.2%
Net income	$11.0	$1.4	664.2%	$15.8	$14.8	6.7%

Fully diluted EPS	$0.41	$0.05	664.5%	$0.60	$0.55	8.5%
Diluted shares	26.6	26.6		26.4	26.8
Note: Amounts may not foot due to rounding.
(1)Transportation costs exclude internal use software depreciation of $4.4 million and $4.7 million for three months ended December 31, 2020 and 2019, respectively; and $19.1 million and $17.9 million for year ended December 31, 2020 and 2019, respectively. Internal use software depreciation is included in depreciation expense.

Exhibit 99.1

	Three Months Ended December 31,				Year Ended December 31,
Reconciliation of Non-GAAP Financial Measures	2020	2019	% change		2020	2019	% change
Dollars in millions, except per share data	(unaudited)				(unaudited)
Revenue	$754.3	$531.7	41.9%		$2,511.5	$2,185.0	14.9%
Transportation costs	639.5	442.0	44.7%		2,118.3	1,798.9	17.8%
Internal use software depreciation	4.4	4.7	(4.8)%		19.1	17.9	6.7%
Gross profit	$110.4	$85.0	29.8%		$374.1	$368.1	1.6%
Add: Internal use software depreciation	$4.4	4.7	(4.8)%		19.1	17.9	6.7%
Adjusted gross profit (formerly "net revenue")(1)	$114.8	$89.7	28.0%		$393.2	$386.0	1.9%

Net income	$11.0	$1.4	664.2%		$15.8	$14.8	6.7%
Depreciation	6.6	6.7	(2.7)%		27.5	26.6	3.5%
Amortization	2.7	2.8	(3.8)%		11.0	11.8	(7.0)%
Non-cash interest expense	—	1.6	(100.0)%		1.7	7.3	(76.7)%
Cash interest expense	0.8	1.3	(37.7)%		4.3	5.3	(19.2)%
Income tax expense	4.2	0.8	437.5%		7.7	7.0	9.2%
EBITDA(1)	$25.3	$14.6	72.9%		$68.0	$72.9	(6.7)%
Change in contingent consideration	(0.1)	0.5	(124.1)%		(0.4)	1.1	(142.6)%
Stock compensation expense	2.1	2.4	(11.9)%		11.4	10.2	11.5%
Adjusted EBITDA(1)	$27.3	$17.5	55.5%		$78.9	$84.1	(6.2)%

Fully diluted EPS	$0.41	$0.05	664.5%		$0.60	$0.55	8.5%
Change in contingent consideration	(0.00)	0.02	(124.1)%		(0.02)	0.04	(143.3)%
Amortization	0.10	0.11	(3.8)%		0.42	0.44	(5.4)%
Non-cash interest expense	—	0.06	(100.0)%		0.06	0.27	(76.3)%
Stock compensation expense	0.08	0.09	(11.9)%		0.43	0.38	13.5%
Tax effect of adjustments	(0.03)	(0.07)	(52.9)%		(0.16)	(0.23)	(30.3)%
Non-GAAP fully diluted EPS(1)	$0.56	$0.26	114.4%		$1.33	$1.45	(8.2)%

Operating Metrics
Adjusted gross profit margin(1)	15.2%	16.9%	(165)	bps	15.7%	17.7%	(201)	bps
Total employees	2,593	2,539	2.1%		2,593	2,539	2.1%
Sales employees and agents	1,665	1,669	(0.2)%		1,665	1,669	(0.2)%
Truckload (TL) revenue %	72.8%	66.2%	657	bps	70.0%	65.8%	418	bps
Less than Truckload (LTL) revenue %	24.4%	29.9%	(551)	bps	26.3%	29.6%	(334)	bps
Note: Amounts may not foot due to rounding.
(1) See the "Non-GAAP Financial Measures" section of this Press Release for the definition and a discussion of each Non-GAAP financial measure.

Exhibit 99.1
2021 Full Year and First Quarter Guidance
"We expect full year 2021 revenue to be in the range of $2.725 billion to $2.925 billion," said Pete Rogers, Chief Financial Officer of Echo. "We also expect first quarter revenue to be between $690 million and $730 million."
Conference Call
A conference call, with accompanying presentation slides, will be broadcast live on February 3, 2021 at 4:00 p.m. Central Time (5:00 p.m. Eastern Time). Doug Waggoner, Chairman of the Board of Directors and Chief Executive Officer; Dave Menzel, President and Chief Operating Officer; and Pete Rogers, Chief Financial Officer, will host the call. To participate in the call, dial 877-303-6235 (toll free) or 631-291-4837 (toll) and reference "Echo Global Logistics." To listen to a live webcast of the call, visit the Echo website at http://ir.echo.com. A replay of the webcast will be available for one year following the live webcast in the Investor Relations section of the Echo website. To listen to an audio replay, call 855-859-2056 (toll free) or 404-537-3406 (toll) and enter conference ID 4279188. The audio replay will be available through February 10, 2021.
Non-GAAP Financial Measures
This release includes the following financial measures defined as "Non-GAAP financial measures" by the Securities and Exchange Commission (the "SEC"): Adjusted gross profit (formerly "net revenue"), adjusted gross profit margin (formerly "net revenue margin"), EBITDA, Adjusted EBITDA and Non-GAAP fully diluted EPS. Adjusted gross profit is calculated as revenue less transportation costs (excludes internal use software depreciation). Adjusted gross profit margin is calculated as adjusted gross profit (as previously defined) divided by revenue. EBITDA is defined as net income excluding the effects of depreciation, amortization, cash and non-cash interest expense and income taxes. Adjusted EBITDA is defined as EBITDA (as previously defined) excluding the changes in contingent consideration and stock compensation expense. Non-GAAP fully diluted EPS is defined as fully diluted EPS excluding changes in contingent consideration, amortization, non-cash interest expense, stock compensation expense and the tax effect of these adjustments. We believe such measures provide useful information to investors because they provide information about the financial performance of the Company's ongoing business.
Adjusted gross profit, adjusted gross profit margin, EBITDA, Adjusted EBITDA and Non-GAAP fully diluted EPS are used by management in its financial and operational decision-making and evaluation of overall operating performance. These measures may be different from similar measures used by other companies. The presentation of this financial information, which is not prepared under any comprehensive set of accounting rules or principles, is not intended to be considered in isolation or as a substitute for the financial information prepared and presented in accordance with generally accepted accounting principles. For a reconciliation of each non-GAAP financial measure to the nearest comparable GAAP financial measure, see "Reconciliation of Non-GAAP Financial Measures" included in this release.
Forward-Looking Statements
All statements made in this release, other than statements of historical fact, are or may be deemed to be forward-looking statements. These statements are forward-looking statements under the federal securities laws. We can give no assurance that any future results discussed in these statements will be achieved. These statements are based on current plans and expectations of Echo Global Logistics and involve risks, uncertainties and other factors that may cause our actual results, performance or achievements to be different from any future results, performance or achievements expressed or implied by these statements. Information concerning these risks, uncertainties and other factors is contained under the headings "Risk Factors" and "Forward-Looking Statements" and elsewhere in our Annual Report on Form 10-K for the year ended December 31, 2019; our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2020, June 30, 2020, and September 30, 2020; and other filings with the SEC.

Exhibit 99.1

Echo Global Logistics, Inc.
Condensed Consolidated Statements of Operations

	Three Months Ended December 31,		Year Ended December 31,
	2020	2019	2020	2019
In thousands, except per share data	(unaudited)		(unaudited)
Revenue	$754,252	$531,677	$2,511,515	$2,184,977

Costs and expenses:
Transportation costs (excludes internal use software depreciation)(1)	639,452	441,995	2,118,316	1,798,944
Selling, general and administrative expenses	89,542	75,074	325,209	313,129
Depreciation and amortization	9,241	9,532	38,492	38,387
Income from operations	16,017	5,076	29,497	34,517
Interest expense, net	(790)	(2,850)	(5,990)	(12,639)
Income before provision for income taxes	15,227	2,226	23,508	21,878
Income tax expense	(4,231)	(787)	(7,675)	(7,032)
Net income	$10,996	$1,439	$15,832	$14,846

Basic earnings per share	$0.42	$0.05	$0.61	$0.56
Diluted earnings per share	$0.41	$0.05	$0.60	$0.55
Note: Amounts may not foot due to rounding.
(1)Transportation costs exclude internal use software depreciation of $4.4 million and $4.7 million for three months ended December 31, 2020 and 2019, respectively; and $19.1 million and $17.9 million for year ended December 31, 2020 and 2019, respectively. Internal use software depreciation is included in depreciation expense.

Echo Global Logistics, Inc.
Condensed Consolidated Balance Sheets

	December 31, 2020	December 31, 2019
In thousands	(unaudited)
Cash and cash equivalents	$41,297	$34,626
Accounts receivable, net of allowance for doubtful accounts	439,391	286,989
Other current assets	12,787	14,578
Total noncurrent assets	470,469	490,473
Total assets	$963,944	$826,666

Accounts payable	$317,692	$187,524
Other current liabilities	59,443	42,885
Long-term debt, net	133,945	—
Convertible notes, net	—	156,298
Other noncurrent liabilities	53,494	56,646
Stockholders’ equity	399,369	383,312
Total liabilities and stockholders’ equity	$963,944	$826,666
Note: Amounts may not foot due to rounding.

Exhibit 99.1

Echo Global Logistics, Inc.
Condensed Consolidated Statements of Cash Flows

	Year Ended December 31,
	2020	2019
In thousands	(unaudited)
Net cash provided by operating activities	$63,770	$84,532
Net cash used in investing activities	(21,588)	(23,959)
Net cash used in financing activities	(35,510)	(66,229)
Increase/(Decrease) in cash and cash equivalents	6,672	(5,656)
Cash and cash equivalents, beginning of period	34,626	40,281
Cash and cash equivalents, end of period	$41,297	$34,626
Note: Amounts may not foot due to rounding.

About Echo Global Logistics
Echo Global Logistics, Inc. (NASDAQ: ECHO) is a leading Fortune 1000 provider of technology-enabled transportation and supply chain management services. Headquartered in Chicago with more than 30 offices around the country, Echo offers freight brokerage and Managed Transportation solutions for all major modes, including truckload, partial truckload, LTL, intermodal and expedited. Echo maintains a proprietary, web-based technology platform that compiles and analyzes data from its network of over 50,000 transportation providers to serve 35,000 clients across a wide range of industries and simplify the critical tasks involved in transportation management. For more information on Echo Global Logistics, visit: www.echo.com.
ECHO: Earnings
INVESTOR RELATIONS CONTACTS:
Pete Rogers
Chief Financial Officer
Echo Global Logistics
312-676-4584

Zach Jecklin
SVP of Strategy
Echo Global Logistics
312-784-2046

MEDIA CONTACT:
Christopher Clemmensen
SVP of Marketing
Echo Global Logistics
312-784-2132